Exhibit 10.9

FORM OF SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This Severance and Change of Control Agreement (this “Agreement”) is entered into between Tidewater Inc., a Delaware corporation (the “Company”) and [•] (the “Employee” and, together with the Company, the “Parties”), on [•] (the “Execution Date”), with effect from [•] (the “Effective Date”). Capitalized terms used but not defined in this Agreement have the respective meanings provided in the Appendix.

RECITALS

WHEREAS, the Employee is currently employed by the Company as [•] and the Parties are currently party to [•] ([the “Existing Agreements”);

WHEREAS, the Committee has determined that it is necessary and advisable to provide the Employee with certain severance and change of control protections in a single agreement; and

WHEREAS, through his performance of services for the Company, the Employee is expected to attain substantial knowledge and expertise in the conduct and operation of the Business and certain proprietary and confidential information associated with the Business, the dissemination of or competition against which could cause the Company to be substantially and irrevocably harmed.

NOW THEREFORE, in consideration of the mutual promises, covenants, agreements, and obligations contained in this Agreement, the Employee’s continuing access to confidential or proprietary information, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
EFFECTIVENESS OF AGREEMENT

1.1    Term. This Agreement will commence on the Effective Date and will continue in effect through December 31, 2021; provided, however, that on January 1, 2022 and each subsequent January 1, the term of this Agreement will automatically be extended for one additional year unless, not later than June 30 of the preceding year, the Company has given notice to the Employee that it does not intend to extend this Agreement (as it may be truncated or extended under the terms of this Agreement, the “Term”). However, if a Change of Control occurs during the term of this Agreement, this Agreement will continue in effect through the second anniversary of the Change of Control regardless of any notice of non-extension that the Company may have provided to the Employee.

1.2    Status of Existing Agreement(s). The Parties agree that this Agreement supersedes all prior employment-related agreements between the Parties, including, but not limited to, the Existing Agreements, none of which will have any further force or effect following the Effective Date.

ARTICLE II
TERMINATION OF EMPLOYMENT

2.1    Death. In the event that the Employee dies during the Term, his employment will terminate automatically upon his death.

2.2    Disability. During the Term, the Company may terminate the Employee’s employment if he becomes incapacitated due to a Disability.

2.3    Termination by the Company. During the Term, the Company may terminate the Employee’s employment at any time, with or without Cause. For the avoidance of doubt, the Company giving notice of non-renewal of this Agreement in accordance with Section 1.1 without also terminating Employee’s employment will not constitute a termination without Cause under this Agreement.

2.4    Termination by the Employee. During the Term, the Employee may terminate his employment at any time, with or without Good Reason.

2.5    Notice of Termination. Any termination of the Employee’s employment during the Term, other than as a result of the Employee’s death, will be communicated by written notice of termination to the other Party in accordance with Section 7.3, indicating the specific termination provision relied upon and the effective date of the termination.

2.6    Effect of Termination. Upon the termination of the Employee’s employment for any reason during the Term, the Employee will be deemed to have resigned from any other officer, director, or manager positions he holds with the Company or any of its Affiliates.

ARTICLE III
OBLIGATIONS UPON TERMINATION OF EMPLOYMENT

3.1    Accrued Obligations. Upon termination of employment for any reason during the Term, the Employee will be entitled to receive promptly, and in addition to any other benefits specifically provided by this Agreement, (a) any earned but unpaid Base Salary through the Termination Date and (b) any other amounts or benefits required to be paid or provided or which the Employee, the Employee’s family members, beneficiaries, heirs, or legal representatives is entitled to receive under any existing Compensation Plan (collectively, the “Accrued Obligations”).

3.2    Termination due to Death or Disability. If, during the Term, the Employee dies or is terminated due to Disability, then, in addition to the Accrued Obligations, the Employee or, as applicable, his beneficiaries, heirs, or legal estate, will be entitled to receive (a) a Pro Rata Bonus for the year in which the Termination Date occurred, which will be paid at the same time bonuses are paid to other officers of the Company and (b) immediate vesting of all Equity Awards that are outstanding but unvested as of the Termination Date, with performance deemed to have been achieved at target performance levels for any performance-based awards.

3.3    Termination by the Company without Cause or the Employee with Good Reason (Outside of a Change of Control). Except as provided in Section 3.4, if, during the Term, the Company terminates the Employee’s employment without Cause or the Employee terminates his employment for Good Reason, then, in addition to the Accrued Obligations but subject to Sections 3.7 and 5.2, the Employee will be entitled to receive the following compensation and benefits.

(a)    The Employee will receive a cash severance payment equal to [•] multiplied by the sum of (1) one year of Base Salary and (2) Target Bonus, which will be paid to the Employee in equal installments (in accordance with the Company’s regular payroll practices as in effect at such time) over the [•]-month period following the Termination Date; provided, however, that the first such installment will be paid on the first payroll date that is at least sixty (60) days after the Termination Date and will include all amounts that would otherwise have been paid to Employee during the period between the Termination Date and the first payment date if no delay had been imposed.

(b)    The Employee will be eligible to receive a Pro Rata Bonus for the year in which the Termination Date occurred, which will be paid at the same time bonuses are paid to other officers of the Company.

(c)    The Employee will receive a lump sum cash payment equal to the total premiums Employee would be required to pay for [•] months of continuation coverage under the Company’s health benefit plans pursuant to COBRA, determined using the COBRA premium rate in effect for the level of coverage that the Employee had in place immediately prior to the Termination Date, which will be paid to him on the sixtieth (60th) day following the Termination Date.

(d)    Notwithstanding the terms of the applicable plans or award agreements, (i) the Employee will immediately vest in any unvested portion of his time-based Equity Awards that was scheduled to vest within twelve (12) months of the Termination Date, which will settle in shares within thirty (30) days of the Termination Date; (ii) with respect to any outstanding but unvested performance-based Equity Awards, the Employee will retain any awards with a performance period ending within twelve (12) months of the Termination Date, which will remain subject to their original performance conditions and payout timing; and (iii) any remaining unvested portion of the Employee’s Equity Awards will be forfeited automatically as of the Termination Date. In all other respects, the Equity Awards modified by this Section 3.3(d) remain subject to the applicable plan and award agreement.

1 CEO – 2x; EVP – 1.5x; SVP – 1.0x; VP – 0.5x

2 CEO – 24; EVP – 18; SVP – 12; VP – 6

3 CEO – 24; EVP – 18; SVP – 12; VP – 6

3.4    Termination by the Company without Cause or the Employee with Good Reason (During a Protected Period). If, during a Protected Period, the Company terminates the Employee’s employment without Cause or the Employee terminates his employment for Good Reason, then, in addition to the Accrued Obligations but subject to Sections 3.7 and 5.2, the Employee will be entitled to receive the following compensation and benefits.

(a)    Certain Cash Payments.

(i)    The Employee will receive cash severance payment equal to [•] multiplied by the sum of (1) one year of Base Salary and (2) the greater of Average Bonus and Target Bonus.

(ii)    The Employee will receive a Pro Rata Bonus for the year in which the Termination Date occurred.

(iii)    If, as of the Termination Date, the Company has not yet paid to the Employee a Bonus with respect to a completed fiscal year, the Employee will receive a cash payment equal to, as applicable, (1) if the Company has already determined the amount of such Bonus, that approved amount or (2) if the Company has not yet determined the amount of such Bonus, the greater of the Target Bonus or the amount that the Employee would have earned with respect to such completed fiscal year based on actual performance of any objective performance criteria but assuming target performance on any subjective performance criteria.

(iv)    The Employee will receive a lump sum cash payment equal to the total premiums Employee would be required to pay for [•] months of continuation coverage under the Company’s health benefit plans pursuant to COBRA, determined using the COBRA premium rate in effect for the level of coverage that the Employee had in place immediately prior to the Termination Date.

(v)    Subject to Sections 3.7 and 5.2 (including any mandatory six-month payment delay), any cash payments due to the Employee under this Section 3.4(b) will be paid to him within five (5) business days of the Termination Date; provided, however, that if the Change of Control did not qualify as a “change of control event” for purposes of Code Section 409A, the payments provided for in this Section 3.4(a) will be paid to the Employee in the form and according to the schedule provided in Section 3.3(a), (b), and (c) (for Section 3.4(a)(i), Sections 3.4(a)(ii) and (iii), and Section 3.4(a)(iv), respectively).

(b)    Notwithstanding the terms of the applicable plans or award agreements, (i) the Employee will immediately vest in any Equity Awards that are outstanding but unvested as of the Termination Date; (ii) any of his or her outstanding and unexercised stock options will remain outstanding and exercisable for the remainder of their full term; and (iii) with respect to any Equity Awards for which vesting or payout is subject to performance conditions, performance will be deemed to have been achieved at target levels. All outstanding Equity Awards (other than stock options) will settle within thirty (30) days of the Termination Date; provided, however, that if the Change of Control did not qualify as a “change of control event” for purposes of Code Section 409A, settlement will occur in accordance with the schedule provided in Section 3.3(d). In all other respects, the Equity Awards modified by this Section 3.4(b) remain subject to the applicable plan and award agreement.

4 CEO – 3x; EVP – 2x; SVP – 1.5x; VP – 1x

5 CEO – 36; EVP – 24; SVP – 18; VP – 12

(c)    The Employee will immediately become fully (100%) vested in his benefit under any retirement, supplemental, or excess benefit plan of the Company in which the Employee was a participant as of the Termination Date.

(d)    The Company will provide the Employee with outplacement assistance by a reputable firm specializing in such services for a two-year period beginning on the Termination Date; provided, however, that the aggregate amount paid to or on behalf of the Employee under this Section 3.4(d) shall not exceed $25,000.

3.5    Certain Pre-Change-of-Control Terminations. Notwithstanding any other provision of this Agreement, the Employee’s employment will be deemed to have been terminated following a Change of Control by the Company without Cause or by the Employee with Good Reason, if (a) the Employee’s employment is terminated by the Company without Cause prior to a Change of Control (regardless of whether a Change of Control actually occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change of Control; (b) the Employee terminates his or her employment for Good Reason prior to a Change of Control (regardless of whether a Change of Control actually occurs) and the act, circumstance, or event that constitutes Good Reason occurs at the request or direction of such Person; or (c) the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason and such termination or the act, circumstance, or event constituting Good Reason is otherwise in connection with, or in anticipation of, a Change of Control and occurred after discussions with such Person regarding a possible Change of Control transaction commenced and such discussions produced (whether before or after such termination) either a letter of intent with respect to such a transaction or a public announcement of the pending transaction (regardless of whether a Change of Control actually occurs). For purposes of any determination regarding the applicability of the immediately preceding sentence, if the Employee takes the position that such sentence applies and the Company disagrees, the Company will have the burden of proof in any such dispute.

3.6    All Other Terminations of Employment. Except as otherwise provided in this Article III, if the Employee’s employment terminates during the Term, this Agreement will terminate without further obligation to the Employee, his family members, beneficiaries, or legal representatives, other than the Accrued Obligations.

3.7    Release and Continued Compliance. Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any payments or benefits under this Agreement (other than the Accrued Obligations) in connection with any applicable termination scenario, the Employee agrees to execute a separation and release agreement, in a form specified by the Company, containing a waiver of all claims against the Company (the “Release”), within the forty-five (45) day period immediately following the Termination Date, and subsequently not revoke the Release during any statutory post-execution revocation period. All revocation rights and timing restrictions will be set forth in such Release. If the Employee fails to execute and deliver the Release, or revokes the Release, the Employee agrees that he shall not be entitled to receive any payments or benefits under this Agreement (other than the Accrued Obligations) in connection with any applicable termination scenario. For purposes of this Agreement, the Release will be considered to have been executed by the Employee if it is signed by his legal representative in the case of Disability or legal incompetence or on behalf of the Employee’s estate in the case of his death. The Employee’s receipt and retention of any payments or benefits under this Agreement (other than the Accrued Obligations) in connection with any applicable termination scenario, will also be subject to the Employee’s continued compliance with Article VI and Sections 7.6 and 7.8.

3.8    Set-Off; Mitigation. The Company’s obligations to make payments, to provide benefits, and otherwise to perform their obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against the Employee or others. It is the intent of this Agreement that in no event will the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement.

ARTICLE IV
CHANGE OF CONTROL EMPLOYMENT PROTECTIONS

4.1    Employment Conditions. In the event that a Change of Control occurs during the Term, during the Protected Period, (a) the Employee’s position (including status, offices, titles, and reporting requirements), authority, duties, and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised, and assigned at any time during the 120-day period immediately preceding the Change of Control and (b) the Employee’s service will be performed during normal business hours at the Company’s office where the Employee was principally employed immediately prior to the Change of Control or any relocation of such office within a radius of 50 miles.

4.2    Base Salary. During the Protected Period, the Employee’s will receive a Base Salary, paid at least monthly, which initially will be equal to 12 times the highest monthly base salary that was payable to the Employee (for avoidance of doubt, including any base salary which has been earned but deferred by the Employee) by the Company and its Affiliates during any of the 12 calendar months preceding the month in which the Change of Control occurs. During the Protected Period, the Base Salary will be reviewed whenever the Company undertakes a salary review of the Employee’s peer officers, but no less than once annually. Any increase in Base Salary will not serve to limit or reduce any other obligation to the Employee under this Agreement. Base Salary may not be reduced during the Protected Period, regardless of whether the Base Salary has previously been increased.

4.3    Annual Bonus. In addition to Base Salary, the Employee will be eligible to earn a Bonus for each fiscal year ending during the Protected Period. For each such Bonus, the Target Opportunity will be at least equal to the target opportunity for which the Employee is eligible for the fiscal year in which the Change of Control occurs, as such target opportunity has been established by the Company for such year under the Company’s annual bonus plan, or any comparable successor plan. If the Company has not yet established a Target Opportunity for the Employee for the fiscal year in which the Change of Control occurs, then the Target Opportunity shall be at least equal to the last such target opportunity established by the Company for the Employee. Each such Bonus will be paid no later than two-and-one-half (2-1/2) months following the end of the fiscal year for which the Bonus is awarded, unless the Employee has elected to defer receipt of all or part of the Bonus pursuant to a deferral plan sponsored by the Company.

4.4    Fringe Benefits. During the Protected Period, the Employee shall be entitled to fringe benefits (including, but not limited to, automobile allowance, reimbursement for membership dues, and air travel) commensurate with those provided to the Employee’s peer officers at the Company and its Affiliates.

4.5    Business Expenses. During the Protected Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Employee in accordance with the most favorable agreements, policies, practices and procedures of the Company and its Affiliates in effect for the Employee at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Employee, as in effect generally at any time thereafter with respect to the Employee’s peer officers at the Company and its Affiliates.

4.6    Incentive, Savings, Welfare Benefit, and Retirement Plans. During the Protected Period, the Employee (and the Employee’s family members or beneficiaries, as the case may be) will be entitled to participate in any and all Compensation Plans that are generally available to the Employee’s peer officers at the Company and its Affiliates, subject to the eligibility requirements and all other terms and conditions of the applicable Compensation Plan; provided, however, that in no event will such Compensation Plans provide the Employee with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities, welfare benefits scope and coverage, and retirement benefit opportunities, in each case, less favorable than the most favorable of those provided by the Company and its Affiliates for the Employee under any Compensation Plans as in effect at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Employee, those provided generally at any time after the Change of Control to the Employee’s peer officers at the Company and its Affiliates.

4.7    Office and Support Staff. During the Protected Period, the Employee will be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, commensurate with those provided to the Employee’s peer officers at the Company and its Affiliates.

4.8    Vacation. During the Protected Period, the Employee will be entitled to paid vacation and/or personal time off in accordance with the most favorable agreements, plans, policies, programs, and practices of the Company and its Affiliates as in effect for the Employee at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Employee, as in effect generally at any time after the Change of Control with respect to the Employee’s peer officers at the Company and its Affiliates.

4.9    Indemnification. If, in connection with any agreement related to a transaction that will result in a Change of Control, an undertaking is made to provide the Board with rights to indemnification from the Company (or from any other party to such agreement), the Employee will, by virtue of this Agreement, be entitled to the same rights to indemnification as are provided to the members of the Board pursuant to such agreement. Otherwise, the Employee will be entitled to indemnification rights on terms no less favorable to Employee than those available under the Certificate of Incorporation, bylaws or resolutions of the Company at any time after the Change of Control to his or her peer executives of the Company. Such indemnification rights will be with respect to all claims, actions, suits, or proceedings to which the Employee is or is threatened to be made a party that arise out of or are connected to his or her services at any time prior to the termination of his or her employment, without regard to whether such claims, actions, suits, or proceedings are made, asserted, or arise during or after the Protected Period.

4.10    D&O Liability Insurance. If, in connection with any agreement related to a transaction that will result in a Change of Control, an undertaking is made to provide the Board with continued coverage following the Change of Control under one or more directors’ and officers’ liability insurance policies, then the Employee will, by virtue of this Agreement, be entitled to the same rights to continued coverage under such directors and officers liability insurance policies as are provided to the Board. Otherwise, the Company agrees to cover Employee under any directors and officers liability insurance policies as in effect generally at any time after the Change of Control that cover his or her peer executives of the Company.

ARTICLE V
TAX MATTERS

5.1    Withholding. The Employee agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

5.2    Section 409A. Notwithstanding any other provision of this Agreement:

(a)    It is the intent of the Parties that this Agreement comply with Code Section 409A and that the payments and benefits provided under this Agreement either comply with, or are exempt from, Code Section 409A, and this Agreement should be construed and interpreted accordingly.

(b)    Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Code Section 409A. If, as of the Termination Date, the Employee is a “specified employee” (as defined and determined under Code Section 409A) and any payment or benefit provided to him in connection with his termination of employment constitutes “non-qualified deferred compensation” subject to Code Section 409A, then the payments and benefits that may be paid to the Employee during the six-month period following the Termination Date will be limited to (i) medical benefits that are allowed to be provided during such time pursuant to Code Section 409A, (ii) any amounts that qualify for the short-term deferral exception to Code Section 409A, (iii) any amounts that qualify for the involuntary separation from service exception to Code Section 409A, and (iv) any other payments to the extent they are covered by an exception to such six-month delay applicable to specified employees. All other payments and benefits will not be paid to the Employee until the first business day that is six months after the Termination Date or, if earlier, on the Employee’s death.

(c)    To the extent required by Code Section 409A, all reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a single calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

5.3    Excise Tax Provision.

(a)    Notwithstanding any other provision of this Agreement, if a Change of Control occurs during the original or extended term of this Agreement, in the event that any payment or benefit received or to be received by the Employee in connection with the Change of Control or the termination of the Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, any Person whose actions result in the Change of Control, or any Person Affiliated with the Company or such Person) (all such payments and benefits, including the payments and benefits under Section 3.4, being hereinafter called “Total Payments”) would be subject, in whole or in part, to an excise tax imposed by Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement, or agreement, the Covered Payments will be either:

(i)    be reduced, in the order provided in Section 5.3(b) to the minimum extent necessary to ensure that no portion of the Total Payments is subject to the Excise Tax (that amount, the “Reduced Amount”), or

(ii)    be payable in full, but only if the after-tax value of the Total Payments (meaning, after subtracting the net amount of federal, state, and local income and employment taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject with respect to the unreduced Total Payments) is greater than the after-tax value of the Reduced Amount (meaning, after subtracting the net amount of federal, state, and local income and employment taxes on such Reduced Amount).

(b)    Any reduction to the Total Payments required by this Section 5.3 will be made in accordance with Code Section 409A and the following principles: (i) any portion of the Total Payments that does not constitute non-qualified deferred compensation subject to Code Section 409A will be reduced first and (ii) unless the Employee elects otherwise, cash payments will be reduced before non-cash payments.

(c)    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Employee has waived at such time and in such manner as not to constitute a “payment” within the meaning of Code Section 280G(b) will be taken into account; (ii) no portion of the Total Payments will be taken into account that, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Employee and selected by the accounting firm (the “Auditor”) that was, immediately prior to the Change of Control, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “Base Amount” (within the meaning set forth in Code Section 280G(b)(3)) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Code Sections 280G(d)(3) and (4).

(d)    At the time that payments are made under this Agreement, the Company will provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor, or other advisors or consultants (and any such written opinions or advice will be attached to the statement).

ARTICLE VI
RESTRICTIVE COVENANTS

6.1      Confidential Information.

(a)    The Parties agree and acknowledge that during the Employee’s tenure with the Company, the Employee has received and will continue to receive access to some or all of the Company’s Confidential Information. The Employee agrees to hold in a fiduciary capacity and for the benefit of the Company all Confidential Information that the Employee obtains during his employment (whether prior to or after the Effective Date) and will use such Confidential Information solely in the good-faith performance of his duties for the Company. During his employment and after his termination of employment, the Employee agrees (i) not to communicate or make available to any Person (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (ii) to deliver promptly to the Company upon its written request any Confidential Information in his possession.

(b)    In the event that the provisions of any applicable law or the order of any court would require the Employee to disclose or otherwise make available any Confidential Information to a governmental authority or to any other third party, the Employee agrees to give the Company, unless it is unlawful to do so, prompt prior written notice of such required disclosure and, if possible given the terms of any production order of the judicial governmental or administrative body, an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

(c)    Nothing in this Agreement will preclude, prohibit, or restrict the Employee from communicating with, participating or cooperating in any investigation conducted by, or filing a charge of discrimination with, any Governmental Agency. Nothing in this Agreement, or any other agreement between the Parties, prohibits or is intended in any manner to prohibit, the Employee from (i) reporting a possible violation of federal or other applicable law or regulation to any Governmental Agency or entity or (i) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit the Employee’s right to receive an award (including, without limitation, a monetary reward) for information provided to a Governmental Agency. The Employee does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and the Employee is not required to notify the Company that the Employee has made such reports or disclosures. Without limiting the foregoing, nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). The Employee cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) (A) in confidence to a Governmental Agency official, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (2) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (3) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order. The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Section 6.1(c) shall be deemed to be amended to reflect the same.

(d)    Upon termination of his employment, the Employee agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (together with any and all copies of the same in any physical or electronic medium) in the Employee’s possession, custody or control, whether prepared by the Employee or others, shall remain with or be returned to the Company as soon as practicable after his Termination Date. The Employee agrees to provide the Company with access to his personally-owned computer, server, e-mail system, mobile phone, portable electronic and other electronic devices for the purpose of verifying that the Employee has complied with this Section 6.1(d).

6.2    Non-Disparagement. The Employee agrees that, during and after the Term, he will not at any time make, publish, or communicate to any Person any defamatory or disparaging remarks, comments, or statements concerning the Company, its Affiliates, its businesses, its products or services, or any of its employees, officers, or members of the Board; provided, however, that nothing in this Section 6.2 restricts or impedes the Employee, in any way, from (a) making factual disclosures regarding the Company (i) arising from good faith compliance with applicable law or regulation or (ii) if compelled by court order, legal proceeding, or otherwise required by law; or (b) exercising protected rights to the extent that applicable law or regulation prohibits the waiver of such rights by agreement.

6.3    Covenant Not to Compete. As part of the consideration for entering into this Agreement, to protect (x) Confidential Information of the Company and its customers and clients that have been and will be entrusted to the Employee, (y) the business goodwill of the Company and its Affiliates that will be developed in and through the Employee, and (z) the business opportunities that will be disclosed or entrusted to the Employee by the Company and its subsidiaries, the Employee agrees that, during the Restricted Period, he will not engage in competitive activities in the Restricted Area, as follows:

(a)    The Employee will not, directly or indirectly, for himself or others or in association with any other Person, own, manage, operate, control, be employed in an executive, managerial, or supervisory capacity by, serve on the board of directors or managers of, or otherwise engage or participate in, or allow his or her skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation, or control of any company or other business enterprise engaged in the Business within any of the Restricted Area; provided, however, that nothing contained in this Agreement prohibits the Employee from making passive investments as long as the Employee does not Beneficially Own more than 1% of the equity interests of a publicly-traded business enterprise engaged in the Business within any of the Restricted Area.

(b)    The Employee will not, directly or indirectly, for himself or others or in association with any other Person, solicit any customer of the Business or of the Company, or otherwise interfere, induce, or attempt to induce any customer, supplier, licensee, or business relation of the Company for the purpose of soliciting, diverting, interfering, or enticing away the business of such customer, supplier, licensee, or business relation, or otherwise disrupting any previously established relationship existing between such customer, supplier, licensee, or business relation and the Company.

6.4    Non-Solicitation. During the Restricted Period, the Employee agrees that he will not, directly or indirectly, for himself or others or in association with any other Person, make contact with any of the employees or independent contractors of the Company for the purpose of soliciting such employee or independent contractor for hire, whether as an employee or independent contractor, or for the purpose of inducing such Person to leave the employ of the Company or cease providing services to the Company, or otherwise to disrupt the relationship of such Person with the Company. In addition, during the Restricted Period, the Employee will not hire, on behalf of himself or any company engaged in the Business, any employee of the Company, whether or not such engagement is solicited by the Employee.

6.5    Injunctive Relief; Other Remedies. The Employee acknowledges that a breach or threatened breach by the Employee of this Article VI would cause immediate and irreparable harm to the Company not fully compensable by money damages or the exact amount of which would be difficult to ascertain, and therefore the Company will not have an adequate monetary remedy at law. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by the Employee of the provisions of this Article VI, the Company will be entitled to injunctive relief to prevent or curtail any such breach or threatened breach without the necessity of posting any bond or security or showing proof of actual damage or irreparable injury. Nothing in this Agreement prohibits the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by the Employee, including, without limitation, the recovery of damages, costs, and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach or threatened breach. In addition to the exercise of the foregoing remedies, the Company has the right upon the occurrence of any such breach or threatened breach to cancel and/or seek recoupment of any post-employment compensatory arrangements provided in this Agreement. In particular, the Employee acknowledges that the payments and benefits provided in Article III are conditioned upon the Employee fulfilling the agreements and covenants contained in this Article VI. In the event that the Employee at any time materially breaches such agreements or covenants, the Company may suspend, eliminate, or seek recoupment of the payments or benefits under Article III during the period of such breach. The Employee acknowledges that any such suspension, elimination, or recoupment of payments or benefits would be an exercise of the Company’s right to suspend or terminate its performance under this Agreement upon the Employee’s breach of this Agreement and would not constitute, and should not be characterized as, the imposition of liquidated damages. Nothing contained in this Agreement impairs the Employee’s right to indemnification pursuant to (a) the Company’s certificate of incorporation or by-laws, (b) any Company insurance policy, (c) any indemnification agreement Employee may have with the Company, or (d) any policy, plan, or program maintained or sponsored by the Company.

6.6    Employee’s Understanding of this Article VI. The Employee acknowledges that the definition of Business, as well as the geographic and temporal scope of the covenants contained in this Article VI are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the importance of the functions performed by the Employee, (b) the nature and wide geographic scope of the operations of the Company, and (c) the Employee’s level of control over and contact with the business and operations of the Company.

ARTICLE VII
MISCELLANEOUS

7.1      Binding Effect; Successors.

(a)    This Agreement is binding upon and inures to the benefit of the Company and any of its successors or assigns.

(b)    This Agreement is personal to the Employee and may not be assignable by the Employee without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

(c)    The Company will require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform or to cause to be performed all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Employee.

(d)    The Company will also require all entities that control or that after the transaction will control (directly or indirectly) the Company or any such successor or assignee to agree to cause to be performed all of the obligations under this Agreement, such agreement to be set forth in a writing reasonably satisfactory to the Employee.

(e)    The obligations of the Company and the Employee that, by their nature, may require either partial or total performance after the expiration of the term of the Agreement will survive such expiration.

7.2     No Restrictions on Employment. The Employee represents to the Company that the execution of, and performance of his duties under, this Agreement will not constitute a breach of, or otherwise violate, any other agreement to which the Employee is a party. The Employee further represents to the Company that, in discharging his duties and responsibilities to the Company, he will not utilize or disclose any confidential information obtained by him through any prior employment or service relationship.

7.3     Notices. All notices under this Agreement must be in writing and will be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt for such delivery), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt for such service), or (d) facsimile transmission with confirmation of receipt. All notices to the Company related to this Agreement should be sent to the Company’s principal executive offices as disclosed in its filings with the Securities and Exchange Commission, addressed to the Office of General Counsel. All notices to the Employee should be delivered to the most recent address as provided by the Employee to the human resources department of the Company. Either Party may update its address for receipt of notices by providing written notice to the other Party as provided under this Section 7.3.

7.4    Governing Law; Consent to Jurisdiction. This Agreement will be construed and enforced in accordance with and governed by the internal laws of the State of Texas without regard to principles of conflict of laws. The Parties agree that any action brought with respect to this Agreement and the transactions contemplated under this Agreement including, but not limited to, any action for injunctive relief for the breach or threatened breach of any agreement or covenant under Article VI, will be brought in state or federal court in Harris County, Texas, and further that such venue will be the exclusive venue for resolving any such disputes. The Parties consent to personal jurisdiction in state or federal court in Harris County, Texas and further waive any objection they may have as to such venue.

7.5    Legal Fees. Subject to Section 5.2, the Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any contest (regardless of the outcome of such contest) by the Company, the Employee, or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Employee about the amount or timing of any payment pursuant to this Agreement) or which the Employee may reasonably incur in connection with any tax audit or proceeding to the extent attributable to the application of Code Section 4999 to any payment or benefit provided under this Agreement; provided, however, that the aggregate amount paid to or on behalf of the Employee under this Section 7.5 shall not exceed $25,000.

7.6    Cooperation in Litigation. The Employee agrees to reasonably cooperate with the Company and its agents in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Employee was employed by the Company or with respect to which the Employee has any knowledge. The Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company. The Employee also will cooperate fully with the Company in connection with any investigation or review by any Governmental Agency as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company or with respect to which the Employee has any knowledge.

7.7    Survival. The Parties agree that the provisions and obligations of this Agreement which, by their nature, require or contemplate full or partial performance after the termination or expiration of this Agreement or the Employee’s employment with the Company (including, without limitation, Sections 4.9 and 4.10, Article VI, and Sections 7.6 and 7.8) will survive termination of the Employee’s employment or this Agreement.

7.8    Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid to the Employee pursuant to this Agreement or any other agreement or arrangement with the Company, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). In no event will any such deduction or clawback be deemed to constitute or contribute to Good Reason.

7.9      Amendment; Waiver. No provision of this Agreement may be modified, amended or waived except by an instrument in writing signed by both Parties.

7.10    Severability. If any term or provision of this Agreement, or the application of such term or provision to any Person or circumstance, is, at any time or to any extent, invalid, illegal, or unenforceable in any respect as written, the Parties intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation will be ignored so as to not affect any other term or provision of this Agreement, and the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid, illegal, or unenforceable, will not be affected and each other term and provision of this Agreement will be valid and enforced to the fullest extent permitted by law.

7.11    Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of this Agreement.

7.12    Remedies Not Exclusive. No remedy specified in this Agreement is intended to be such Party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the Parties have all other rights and remedies provided to them by applicable law, rule, or regulation.

7.13    Company’s Reservation of Rights. The Employee acknowledges and understands that the Employee serves at the pleasure of the Board and that the Company has the right at any time to terminate Employee’s status as an employee and officer of the Company, or to change or diminish his or her status during the Employment Period, subject to the rights of the Employee to claim the benefits conferred by this Agreement.

7.14    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

[signatures appear on the following page]

IN WITNESS WHEREOF, Tidewater and the Employee have executed this Agreement on the Execution Date, with effect from the Effective Date.

TIDEWATER INC.

By:

EMPLOYEE:

Exhibit 10.9

Appendix
Definitions

Unless otherwise defined in this Agreement (including the preamble and the recitals), the following terms (and capitalized variants of such terms) have the meanings indicated, unless the context clearly indicates otherwise:

“Accrued Obligations” has the meaning provided in Section 3.1.

“Affiliate” means a Person that controls, or is controlled by, or is under common control with, another specified Person, either directly or indirectly.

“Agreement” means this Severance and Change of Control Agreement, as it may be amended and in effect from time to time in accordance with its terms.

“Auditor” has the meaning provided in Section 5.3(c).

“Average Bonus” means the average annual bonus paid to the Employee over the three most recently-completed fiscal years of the Company (or, if the Employee has not been employed with the Company and its Affiliates for three full fiscal years, then the average annual bonus over the full fiscal years during which the Employee was employed).

“Base Salary” means the Employee’s annual base salary as from time to time in effect.

“Beneficially Own” has the same meaning ascribed to that term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

“Board” means the board of directors of the Company.

“Bonus” means an annual or short-term incentive bonus that may be earned by the Employee under the terms and conditions of the applicable Compensation Plan.

“Business” means the businesses of providing vessel services for the offshore oil and gas, alternative energy, marine construction, LNG terminal support, and other related industries, or any other business in which the Company is engaged as of the Termination Date.

“Business Combination” means the consummation of a reorganization, merger, or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company.

“Cause” means the Employee’s (a) conviction of, or entry of a plea of no contest to, a felony or any crime involving dishonesty, fraud, or theft; (b) commission of an act of dishonesty (even if not a crime) resulting in the material enrichment of the Employee at the expense of the Company or its Affiliates; (c) willful violation of any law, rules, of regulations applicable to the Company or its Affiliates, including but not limited to those established by the Securities and Exchange Commission or any self-regulatory organization having jurisdiction or authority over the Company or the Employee; (d) unauthorized acts, willful misconduct, or gross negligence that could reasonably be expected to cause material financial or reputational harm to the Company or its Affiliates or materially disrupt operations of the Company or its Affiliates; (e) willful and material failure to perform the reasonable and customary duties of his position with the Company; (f) willful and material failure to follow established policies or procedures of the Company or its Affiliates of which the Employee has been provided in writing (whether on paper, via email, or online); or (g) material breach of any of the covenants set forth in Article VI of this Agreement (or any similar covenants to which the Employee may be subject from time to time in connection with his employment with the Company); provided, however, that no such termination may take place under clauses (e), (f), or (g) above unless (x) the Company has provided written notice to the Employee of such conduct within 60 days of learning of such conduct, and (y) the Employee has failed to remedy such conduct within 30 days following receipt of such notice.

“Change of Control” means:

(a)         the acquisition by any Person of Beneficial Ownership of 30% or more of the outstanding shares of Common Stock or 30% or more of the combined voting power of the Company’s then-outstanding securities; provided, however, that for purposes of this paragraph (a), the following shall not constitute a Change of Control:

(i)         any acquisition (other than a Business Combination which constitutes a Change of Control under paragraph (c)) of Common Stock directly from the Company,

(ii)        any acquisition of Common Stock by the Company or its subsidiaries,

(iii)       any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(iv)       any acquisition of Common Stock by any corporation pursuant to a Business Combination which does not constitute a Change of Control under paragraph (c); or

(b)         members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; or

(c)         a Business Combination, in each case, unless, immediately following the consummation of such Business Combination,

(i)         the individuals and entities who collectively were the Beneficial Owners of the Common Stock or the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect collective Beneficial Ownership, respectively, of more than 50% of the then-outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation, and

(ii)         except to the extent that such ownership existed prior to the Business Combination, no Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation, or any subsidiary of either corporation) Beneficially Owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock of the corporation resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(iii)         at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)         approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes, for each such section cited, the regulations and guidance issued under such section.

“Committee” means the Compensation Committee of the Board.

“Common Stock” means the Company’s common stock, $0.001 par value per share.

“Company” means Tidewater Inc., a Delaware corporation, or its successor as provided in Section 7.1.

“Compensation Plans” means all compensatory plans of the Company, including all equity, incentive, savings, retirement, and welfare benefits plans, practices, policies, and programs, as in effect from time to time.

“Confidential Information” means confidential and proprietary information, knowledge, or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) of the past, current, or prospective business or operations of the Company, that is not publicly known, whether or not marked confidential, including, without limitation, information relating to any (a) services, projects, or jobs; (b) estimating or bidding procedures; (c) bidding strategies; (d) present and future business plans, actual or potential business acquisitions or joint ventures, capital expenditure projects, and cost summaries; (e) trade secrets; (f) marketing data, strategies, or techniques; (g) financial reports, budgets, projections, and cost analyses; (h) pricing information, codes, and analyses; (i) employee lists; (j) customer records, customer lists, and customer source lists; (k) confidential filings with any Governmental Agency; and (l) internal notes and memoranda relating to any of the foregoing provided that Confidential Information will not include any information, knowledge, or data that is now, or hereafter becomes, known to the public (other than by breach of this Agreement by the Employee or breach by any other party of a confidentiality obligation owed to the Company).

“Disability” means that the Employee is disabled within the meaning of Code Section 409A.

“Effective Date” has the meaning provided in the preamble.

“Equity Awards” means any outstanding but unvested equity or long-term incentive awards issued to the Employee by the Company.

“Excise Tax” has the meaning provided in Section 5.3(a).

“Execution Date” has the meaning provided in the preamble.

“Good Reason” means the existence of any of the following, without the Employee’s written consent: (a) a material diminution in the Employee’s authority, duties, or responsibilities; (b) a material diminution in Base Salary or Target Opportunity, except for any across-the-board reductions approved by the Board for all similarly-situated employees (not to exceed 10%); (c) a change to the Employee’s primary work location to a location more than 50 miles away; or (d) a material breach of the Agreement by the Company including, but not limited to, (i) the failure of the Company or its Affiliates to obtain the assumption of their obligations under this Agreement by any successor or assign as contemplated in Section 7.1 or (ii) during a Protected Period, a material breach of Article IV. For purposes of this definition, the Employee’s termination will not be considered to have been with Good Reason unless (x) he provides written notice to the Company of the condition constituting Good Reason within 90 days of the Employee having knowledge of its initial existence, (y) such condition remains uncured for at least 30 days following the Company’s receipt of the Employee’s notice, and (z) the Employee actually terminates employment following the expiration of any cure period but within two years of the initial occurrence of such condition.

“Governmental Agency” means any federal, state, or local governmental legislative, administrative, or regulatory entity, agency, or commission.

“Incumbent Board” means the individuals who, as of the Effective Date, constitute the Board; provided, however, that any individual who becomes a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

“Parties” has the meaning provided in the preamble.

“Person” means a natural person or company, and also means the group or syndicate created when two or more Persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “Person” does not include an underwriter temporarily holding a security pursuant to an offering of the security.

“Post-Transaction Corporation” means either (a) the Company after the Change of Control or (b) if a Change of Control includes a Business Combination, the corporation resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent corporation controls the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case, “Post-Transaction Corporation” shall mean such ultimate parent corporation.

“Pro-Rata Bonus” means a Bonus for a given fiscal year, calculated based on actual performance as provided in the applicable short-term incentive plan, pro-rated for the portion of the fiscal year in which the Employee provided services to the Company.

“Protected Period” means the period beginning on the effective date of a Change of Control and ending on the second anniversary of such effective date, provided that a Change of Control has occurred during the Term of this Agreement.

“Reduced Amount” has the meaning provided in Section 5.3(a)(i).

“Release” has the meaning provided in Section 3.7.

“Restricted Area” means the geographic areas in which the Company conducts it businesses from time to time.

“Restricted Period” means the period beginning on the Effective Date and ending on the date that is [•] months after the Termination Date; provided, however, that the Restricted Period will end on the Termination Date in the event that, during a Protected Period, either the Employee terminates his employment with Good Reason or the Company terminates his employment without Cause.

“Target Bonus” means the target Bonus for which the Employee is eligible for a given fiscal year, as established by the Company for such year, or, if no target Bonus has been established as of the applicable date, the Base Salary multiplied by the Target Opportunity.

“Target Opportunity” means the Employee’s target annual bonus opportunity, expressed as a percentage of the Base Salary then in effect.

“Tax Counsel” has the meaning provided in Section 5.3(c).

“Term” has the meaning provided in Section 1.1.

“Termination Date” means the date that the Employee has a “separation of service,” as such term is used in Code Section 409A, regardless of the reason for termination of employment.

“Total Payments” has the meaning provided in Section 5.3(a).

6 CEO – 24; EVP – 18; SVP – 12; VP – 6